UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2005

CBOT HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32650	36-4468986
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

141 West Jackson Boulevard, Chicago, Illinois	60604
(Address of Principal executive offices)	(Zip Code)

(312) 435-3500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Changes in Base Salaries for 2006

On December 13, 2005, the compensation committee of the board of directors of the registrant (the “Compensation Committee”) approved the 2006 management compensation program (the “2006 Compensation Program”), which included changes in base salaries in respect of calendar year 2006 for certain of executive officers named in the 2004 Summary Compensation Table in the registrant’s Registration Statement on Form S-1 (File No. 333-124730). Effective January 1, 2006, the following named executive officers will receive annual base salaries as follows:

Name and Principal Position	2006 Base Salary
William M. Farrow III Executive Vice President and Chief Information Officer	$350,000
Bryan T. Durkin Executive Vice President and Chief Operating Officer	$425,000
Christopher Malo Executive Vice President of Marketing and Business Development	$375,000

Cash Bonus Plan for 2006

As part of the 2006 Compensation Program, the Compensation Committee approved a cash bonus plan for 2006. Pursuant to the plan, the target bonus for executive officers, other than Bernard W. Dan, the President and Chief Executive Officer of the registrant, is 50% of base salary, with a range of potential award opportunities from 25% of base salary if threshold performance goals are achieved to 100% of base salary if maximum performance goals are achieved. For Mr. Dan, the target bonus is 100% of base salary, with a range of potential award opportunities from 50% of base salary if threshold performance goals are achieved to 200% of base salary if maximum performance goals are achieved. If threshold performance goals are not achieved, no bonuses are payable under the plan.

Performance goals are based on financial measures, including revenue, net income, earnings per share and cash earnings, and other operating and individual performance measures. For executives other than Mr. Dan, 75% of the potential bonus opportunity is based on achievement of company and individual performance goals, and the remaining 25% is discretionary. For Mr. Dan, 80% of the potential bonus opportunity is based on achievement of financial goals. The plan will be administered by the Compensation Committee.

Amendment to Stock Option Awards

On December 13, 2005, the Compensation Committee also approved an amendment to the stock option awards made under the registrant’s 2005 Long-Term Equity Incentive Plan (the “Equity Incentive Plan”) to certain members of management, including William M. Farrow III, Bryan T. Durkin, Christopher Malo and Glen M. Johnson on October 18, 2005 (the “Existing Awards”). The amendment will result in such stock option awards vesting in their entirety following an involuntary termination of the recipient’s employment with the registrant (or its subsidiaries) within 12 months of a Change of Control (as defined in the Equity Incentive Plan). A copy of the form of letter memorializing such amendment is set forth as Exhibit 99.1 hereto (the “Amendment Letter”).

In addition to approving the amendment to the Existing Awards, the Compensation Committee approved certain additional awards to officers under the Equity Incentive Plan, to be granted on January 3, 2006 (the “Expected Awards”). In connection with their approval of the Expected Awards, the Compensation Committee determined that the options underlying any such Expected Awards shall also vest in their entirety following an involuntary termination of the recipient’s employment with the registrant (or its subsidiaries) within 12 months of a Change of Control (as defined in the Equity Incentive Plan). This term of any such Expected Award is also memorialized in the Amendment Letter.

Amendment and Termination of the Supplemental Pension Plan

On December 13, 2005, the Compensation Committee approved an amendment to the CBOT Supplemental Pension Plan (the “Supplemental Pension Plan”). The amendment provides that, for purposes of determining persons eligible to receive a payment under the Supplemental Pension Plan in respect of calendar year 2005, certain persons designated by the Compensation Committee who would become vested under the Board of Trade of the City of Chicago, Inc.’s tax qualified defined benefit pension plan at any time on or prior to December 31, 2007 shall be deemed to be vested under the Supplemental Pension Plan in respect of calendar year 2005 and entitled to a payment thereunder in accordance with its terms.

The Compensation Committee also approved the termination of the Supplemental Pension Plan effective immediately following payment of the benefit to eligible recipients in respect of calendar year 2005 (with no payment benefit accruing in respect of calendar year 2006).

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Exhibit Description
99.1	Form of Amendment Letter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBOT HOLDINGS, INC.

By:	/s/ Bernard W. Dan
Bernard W. Dan
President and Chief Executive Officer

Date: December 19, 2005

EXHIBIT INDEX

Exhibit No.	Exhibit Description
99.1	Form of Amendment Letter